EXHIBIT 10.1
2016 CHANGE IN CONTROL
SEVERANCE AGREEMENT
This 2016 CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated and effective as of this __ of ________, 2016 (the “Effective Date”) is made and entered into by and between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and ________________ (the “Executive”).
RECITALS:
WHEREAS, the Executive is a key employee of the Company or one of its Subsidiaries who has made and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;
WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its shareholders;
WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its executives, including the Executive, applicable in the event of a Change in Control;
WHEREAS, the Company wishes to ensure that its executives are not distracted from discharging their duties in respect of the possibility of a Change in Control; and
WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company[; and]
[WHEREAS, the Company and the Executive previously entered into the Change in Control Severance Agreement dated as of _________ __, 201_ (the “Prior Agreement”); and
WHEREAS, the Company and the Executive now desire to replace the Prior Agreement as hereinafter provided].
NOW, THEREFORE, the Company and the Executive agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)	“Accounting Firm” means such nationally recognized certified public accounting firm mutually agreeable to both the Executive and the Company.

(b)	“Agreement Payment” means a Payment paid or payable pursuant to this Agreement (disregarding any reduction applied pursuant to Section 10).

(c)	"Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means that, prior to any termination of employment, the Executive shall have committed:

(i)
and been convicted of (or given a plea of nolo contendere in connection with) a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(ii)	intentional wrongful damage to property of the Company or any Subsidiary;

(iii)	intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(iv)	intentional wrongful engagement in any Competitive Activity;
and any such act shall have been demonstrably and materially harmful to the Company or any Subsidiary. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company or Subsidiary, as applicable. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(f)	“Change in Control” means as defined in the Cliffs 2015 Equity and Incentive Compensation Plan:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding Common Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (c)(ii) and (c)(iii) below

(ii)
individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the Shareholders of a complete liquidation or dissolution of the Company.

(g)	“Code” shall mean the Internal Revenue Code of 1986 and regulations thereunder, both as amended from time to time.

(h)
“Competitive Activity” means the Executive’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to at least 10% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the ownership of less than 5% of the securities in any such enterprise and/or the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(i)	“Continuation Period” means the [ ] period commencing on the date of the Executive’s Separation from Service.

(j)
“Disability” means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long‑term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control.

(k)
“Employee Benefits” means the benefits as provided under any and all employee retirement income, incentive compensation and/or welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self‑insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in value in the aggregate as are payable thereunder prior to a Change in Control.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)	“Good Reason” means the initial occurrence, without the Executive’s consent, of one or more of the following events:

(i)	a material diminution in his Base Pay;

(ii)	a material diminution in his authority, duties or responsibilities;

(iii)	a material change in the principal executive offices in excess of 50 miles at which he must perform services;

(iv)	a material reduction in his Incentive Pay opportunity; and

(v)	any other action or inaction that constitutes a material breach by his employer of the employment agreement, if any, under which he provides services;
provided, however, that “Good Reason” shall not be deemed to exist unless:

(A)
the Executive has provided notice to his employer of the existence of one or more of the conditions listed in (i) through (v) above within 90 days after the initial occurrence of such condition or conditions;

(B)	such condition or conditions have not been cured by his employer within 30 days after receipt of such notice; and

(C)	the Executive actually terminates his employment with his employer within 60 days after his employer’s receipt of such notice.

(n)
"Incentive Pay" means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year pursuant to the Executive Management Performance Incentive Plan (“EMPI”), or the Management Performance Incentive (“MPI”) Plan or replacement plan. "Incentive Pay"

does not include any stock option, stock appreciation, stock purchase, restricted stock, private equity, long-term incentive or similar plan, program, arrangement or grant, whether or not provided under a plan, program or arrangement described in the preceding sentence.

(o)
“Net After-Tax Receipt” means the present value of a Payment net of all taxes imposed on the Executive with respect thereto under Code Sections 1 and 4999 and under applicable state and local laws, determined by applying the highest marginal rate under Code Section 1 and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s).

(p)	“Parent” shall mean the entity that owns at least 50% of the total fair market value and total voting power that employs the Executive.

(q)
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(r)
“Protection Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.

(s)	“Qualifying Termination” has the meaning given to it in Section 3.

(t)
“Reduced Amount” means the amount of Agreement Payments that (i) has a present value that is less than the present value of all Agreement Payments and (ii) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate present value of Agreement Payments were any other amount that is less than the present value of all Agreement Payments.

(u)
“Retirement Plans” means the Company defined benefit pension plan, supplemental executive retirement, excess benefits and retiree medical, life and similar benefit plans providing retirement perquisites, benefits and service credit for benefits at least as great in value in the aggregate as are payable thereunder prior to a Change in Control.

(v)
“Separation from Service” means the Executive’s “separation from service” within the meaning of Code Section 409A with the Company and all members of the Controlled Group, for any reason, including, without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the Executive’s right to reemployment is provided either by statute or by contract). “Separation from Service” also means the permanent decrease in the Executive’s service for the Company and all Controlled Group members to a level that is no more than 20% of its prior level. For this purpose, whether a Separation from Service has occurred is determined based on whether it is reasonably anticipated that no further services as an employee will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding

36-month period (or the full period of services if the Executive has been providing services less than 36 months).

(w)	“Severance Compensation” means the severance pay and other benefits provided by Section 4(a).

(x)	“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding capital or profits interests or Voting Stock.

(y)
“Supplemental Retirement Plan” or “SERP” means the Cliffs Natural Resources Inc. Supplemental Retirement Benefit Plan (as Amended and Restated as of December 1, 2006), as it may be amended prior to a Change in Control.

(z)
“Term” means the period commencing as of August 7, 2016 and expiring as of the later of (i) the close of business on December 31, 2017 or (ii) the expiration of the Protection Period; provided, however, that (A) on January 1, 2018, and each January 1 thereafter, the Term will automatically be extended for one additional year unless, not later than 90 days prior to the date of any such extension and so long as a Change in Control has not occurred, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) if, prior to a Change in Control, the Executive ceases for any reason to be an Officer of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate upon such cessation and be of no further effect.

(aa)	“Voting Stock” means securities of the Company entitled to vote generally in the election of directors.

2.
Right to Severance Compensation. Subject to Sections 6, 7 and 11, the Executive shall be entitled to receive the Severance Compensation provided under Section 4 from the Company in accordance with Section 4, if there has been a Change in Control of the Company and (ii) following the occurrence of the Change in Control, the Executive incurs a Qualifying Termination during the Protection Period.

3.	Qualifying Termination.

(a)	A Qualifying Termination shall be the occurrence of either one of the following event:

(i)	The Executive’s employment is terminated by the Company or any Subsidiary without Cause during the Protection Period; or

(ii)	The Executive terminates employment with the Company or any Subsidiary for Good Reason during the Protection Period.

(b)
For purposes of this Agreement, a Qualifying Termination shall not include the Executive’s termination of employment by reason of death or Disability, the Executive’s voluntary termination of employment other than pursuant to Section 3(a)(ii), or a termination of the Executive’s employment by the Company or any Subsidiary for Cause.

(c)
The Executive’s Qualifying Termination will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which the Executive may be entitled upon Separation from Service under any severance pay policy, plan, program or arrangement of the Company (including the Prior Agreement), which rights shall, during the Protection Period, be superseded and replaced by this Agreement.

4.	Severance Compensation. For purposes of this Agreement, “Severance Compensation” shall include each of the following:

(a)
If, following the occurrence of a Change in Control, the Executive incurs a Qualifying Termination during the Protection Period, the Company will pay or provide to the Executive the payments and other benefits described below at the times and in the manner described therein.

(b)
A lump sum payment in an amount equal to the number of years in the Continuation Period multiplied by the sum of (i) Base Pay (at the highest rate in effect during the 5-year period prior to the Executive’s Separation from Service), plus (ii) Incentive Pay (in an amount equal to not less than the greatest of (A) the target bonus and/or target award opportunity for the fiscal year immediately preceding the year in which the Change in Control occurs, (B) the target bonus and/or target award opportunity for the fiscal year in which the Change in Control occurs or (C) the target bonus and/or target award opportunity for the fiscal year in which the Executive’s Separation from Service occurs). Such payment shall be made by the later of 10 business days after the Executive’s Separation from Service or the end of the 7-day revocation period that applies, but in no event shall payment occur after the 35th day following the Executive’s Separation from Service.

(c)
A lump sum payment (the “Non-accrued SERP Payment”) payable within the first 5 days of the seventh month after the Executive’s Separation from Service in an amount equal to the actuarial equivalent of the future pension benefits which the Executive would have been entitled to accrue under the SERP during the Continuation Period, (including Base Salary and Incentive Pay), if the Executive had remained in the full-time employment of the Company for the entire Continuation Period. The calculation of the SERP Payments shall be made as of the date 6 months after Executive’s Separation from Service using the assumptions and factors used in the salaried pension plan for similar calculations.

The Company hereby waives the discretionary right, at any time subsequent to the date of a Change in Control, to amend or terminate the SERP as to the Executive as provided in Paragraph 7 thereof or to terminate the rights of the Executive or his beneficiary under the SERP in the event the Executive engages in a competitive business as provided in any plan or arrangement between the Company and the Executive or applicable to the Executive.
This Section 4(c) shall constitute a “Supplemental Agreement” as defined in Paragraph 1.J of the SERP. The terms of the Agreement shall not replace the SERP with respect to the Executive, but shall take precedence to the extent they are contrary to provisions contained in the SERP.
Payment of the SERP Payment by the Company shall be deemed to be a satisfaction of all obligations of the Company to the Executive under the SERP.

(d)
Reasonable outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to $10,000. Such outplacement services shall be provided within a period ending no later than the end of the second taxable year of the Executive following the year in which the Executive’s Separation from Service occurred and the fees for such services shall be paid by the Company within 5 days of receipt of an invoice from the outplacement provider for its services or within 5 days of the time the Executive presents the provider’s invoice for such services to the Company, provided in either case that the invoice shall be submitted no later than 5 days prior to the end of the third taxable year of the Executive following the year in which his Separation from Service occurred.

(e)	Company provided tax and financial planning services up to $10,000 per year through the AYCO Company equal to the number of years in the Continuation period.

(f)
During the Continuation Period, the Company will arrange to provide the Executive with medical, dental, and vision benefits that are the same as those that the Executive was receiving or entitled to receive immediately prior to the Executive’s Separation from Service (or, if greater, immediately prior to the Change in Control); provided, however, that if such medical, dental, and vision benefits are subject to income tax, the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the medical, dental, or vision expense was incurred. Without otherwise limiting the purposes or effect of Section 4(d) of the Agreement, the medical, dental, and vision benefits otherwise receivable by the Executive pursuant to this Section 4(d) will be reduced to the extent comparable medical, dental, and vision benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Separation from Service, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

(g)
If and to the extent that any benefit described in Section 4(f) is not or cannot be paid or provided under a policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits.

5.    Indemnification of Legal Fees and Expenses: Security for Payment.
It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney‑client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney‑client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, which fees shall be paid within 30 days of the day the Executive submits to the Company an invoice from such counsel for the fees and expenses, which invoice shall be submitted no later than 30 days prior to the end of the taxable year of the Executive following the year in which the expenses were incurred. Notwithstanding any provision to the contrary, this Section 5 shall only apply in the event that a Change in Control occurs.

6.	Competitive Activity; Confidentiality; Non-solicitation.

(a)
During the Term and for the duration of the Continuation Period, if the Executive shall have received or shall be receiving benefits under Section 4, the Executive shall not, without the prior written consent of the Company, engage in any Competitive Activity anywhere in the United States.

(b)
During the Term, the Company agrees that it will disclose to the Executive its confidential or proprietary information (as defined in this Section 6(b)) to the extent necessary for the Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive’s breach of this Section 6(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 6(b) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

(c)
The Executive hereby covenants and agrees that during the Term and for the duration of the Continuation Period, the Executive will not, without the prior written consent of the Company, on behalf of the Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

(d)
The Executive further agrees that he shall return, within 10 days of the effective date of his termination as an employee of the Company and any Subsidiary, in good condition, all property of the Company and any Subsidiary then in his possession, including, without limitation, whether in hard copy or in media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to confidential or proprietary information of the Company or any Subsidiary, (ii) keys to property of the Company or any Subsidiary, (iii) files and (iv) blueprints or other drawings.

(e)
The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such confidential or proprietary information of the Company or any Subsidiary shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and any Subsidiary under general legal or equitable principles or statutes.

(f)	During the term and for the duration of the Continuation Period, the Executive further agrees that he will not, directly or indirectly:

(i)
induce or attempt to induce customers, business relations or accounts of the Company or any of the Subsidiaries to relinquish their contracts or relationships with the Company or any of the Subsidiaries; or

(ii)
solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of the Subsidiaries or to terminate their engagements with the Company and/or any of the Subsidiaries or assist any competitors of the Company or any of the Subsidiaries in securing the services of such employees, agents or independent contractors.

7.
Release. Receipt of Severance Compensation and other benefits or amounts by the Executive under this Agreement, is conditioned upon the Executive executing and delivering to the Company a release.. Such release must be executed and delivered by no later than the fifth day following the expiration of the applicable 21-day review period that commences on the day after Executive’s Separation from Service, and no payment of any Severance Compensation will be made until the expiration of the 7-day revocation period that follows the date on which the Executive executes the release.

8.
Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company, a Subsidiary or the Executive to have the Executive remain in the employment of the Company or a Subsidiary at any time prior to or following a Change in Control.

9.
Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

10.	Code Section 280G.

(a)
Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or in part) to any excise tax imposed under Code Section 4999, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, agreement, arrangement or program, the Total Payments shall be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Code Section 409A, (ii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iii) all other cash payments, acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Code Section 409A (the payments and benefits in clauses (i), (ii) and (iii), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (A) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)
All determination under this Section 10 shall be made by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Advisor”). The Company and the Executive will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 10.

11.    Successors; Binding Agreement; Entire Agreement.

(a)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)
This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive Severance Compensation and other benefits hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)	The obligation of the Company to provide Severance Compensation and other benefits hereunder shall represent an unsecured obligation of the Company.

(e)
The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under this Agreement.

(f)
This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and replaces the Prior Agreement, which Prior Agreement shall, without further action, be superseded and replaced without further effect as of the Effective Date.

12.
Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

13.
Effect on Prior Agreements. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and shall expressly replace, supersede, and render null, void and invalid any prior severance pay agreement or agreements of a similar nature previously entered into by the Company and Employee with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreement; provided however, for the avoidance of doubt, the restriction covenant provisions in this Agreement shall not supersede any similar restrictive covenant provisions in any other agreement entered into by and between the Company and Employee that would be in effect upon a termination of employment for any reason other than a Qualifying Termination following a Change in Control.

14.
Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

15.	Administration of This Agreement.
(a)    In General. This Agreement shall be administered by the Company.

(b)
Delegation of Duties. The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Compensation under this Agreement, and any severance pay generally, to named administrator or administrators.

(c)
Regulations. The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of this Agreement or to interpret the terms and conditions of this Agreement; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of this Agreement.

16.
Amendment and Termination. The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, change or terminate this Agreement and/or any action by the Compensation and Organization Committee of the Company’s Board of Directors relating thereto, including any Annex or Exhibit thereto; provided, however, that any such amendment, modification, change or termination that adversely affects the rights of the Executive under this Agreement may not be made without the written consent of the Executive except as provided in the next sentence; and provided further that any such amendment or termination shall be made only if permitted in accordance with the requirements of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and the payments and benefits provided for hereunder are subject to the terms and conditions of the Company's clawback policy (if any) as may be effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company's common shares may be traded) (the "Compensation Recovery Policy"), and that applicable sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

17.
Construction. The masculine gender, when used in this Agreement, shall be deemed to include the feminine gender and the singular number shall include the plural, unless the context clearly indicates to the contrary.

18.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

19.	Code Section 409A.

(a)
General. The amounts payable under this Agreement are intended to be exempt or excluded from the application of Code Section 409A, or are otherwise intended to avoid the incurrence of tax penalties under Code Section 409A and, with respect to amounts payable under this Agreement that are subject to Code Section 409A, this Agreement shall in all respects be administered in accordance with Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Prior to the Change in Control but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Code Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to avoid the incurrence of tax penalties under Code Section 409A. Notwithstanding anything herein to the contrary, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates nor their respective boards of directors shall be held liable for any taxes, interest, penalties, or other similar monetary amounts owed by Executive or other taxpayers as a result of the Agreement.

(b)
Separation from Service; Specified Employee. For clarity, the amounts payable under this Agreement shall only be paid following the Executive’s Separation from Service. If a termination of the Executive’s employment does not constitute a Separation from Service, any amounts payable under this Agreement shall be delayed until after the date Executive incurs a Separation from Service. For clarity, the foregoing provision shall not cause any forfeiture of the payments due to the Executive under this Agreement, but shall only act as a delay until such time as Executive incurs a Separation from Service. Notwithstanding anything herein to the contrary, in the event that the Executive is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Separation from Service) (a “Specified Employee”), amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that would otherwise be payable and or provided under this Agreement during the six-month period immediately following the Separation from Service shall instead be paid, with interest determined as of the Separation from Service, or provided, on the first normal payroll date after the date that is six months following the Executive’s Separation from Service (the “Delayed Payment Date”). If the Executive dies following the Separation from Service and prior to the payment of any amounts delayed to the Delayed Payment

Date on account of Code Section 409A, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.

(c)
Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A shall be made or provided in accordance with Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Change in Control but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Code Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to avoid the incurrence of tax penalties under Code Section 409A.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE	CLIFFS NATURAL RESOURCES INC.
Print name:	Signature:
Signature:	Print name:
Dated:	Business Title:
Dated: